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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12

                             RITE AID CORPORATION

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               (Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:
          ---------------------------------------------------------------

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     5)   Total fee paid:
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|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
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     4)   Date Filed:
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


Filed by Rite Aid Corporation Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934

     On Thursday, December 21, 2006 at 10:30 a.m. Eastern Time, Rite Aid Corporation hosted an earnings conference call to discuss the company's financial results for its third quarter ended December 2, 2006. The following are excerpted portions from the transcript of the call relating to the pending acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc.

     Note: The excerpts below do not contain a transcript of the entire conference call, and the transcript excerpts may contain inaccuracies in the reporting of the conference call. A playback of the call is available at www.riteaid.com and should be considered the authoritative source of this content. The playback will be available on Rite Aid's website until the company's next conference call.

     This document may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with Jean Coutu Group and realize the benefits of such transaction and our ability to assume the senior subordinated notes. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

                  ADDITIONAL INFORMATION AND WHERE TO FIND IT

     Rite Aid has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group. The proxy statement has been mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website

(http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

                       PARTICIPANTS IN THE SOLICITATION

     Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid's executive officers and directors. Further information regarding persons who may be deemed participants is available in Rite Aid's proxy statement filed with the Securities and Exchange Commission in connection with the transaction.


                                     * * *

Operator

Good morning. My name is Tina, and I will be your conference operator today. At this time I would like to welcome everyone to the Rite Aid third quarter results conference call. I would now like to turn the call over to Kevin Twomey, Chief Financial Officer for Rite Aid. Mr. Twomey, you may begin your conference.

Kevin Twomey  - Rite Aid Corporation - CFO

Thank you, Tina. Season's greetings to everyone. We welcome you to our third quarter conference call. Mary Sammons, our President and CEO, and Jim Mastrian, our Chief Operating Officer, are also on the call with me.

Our agenda for today's call will be as follows: Mary will give an overview of our third quarter and a brief update on where we stand with the Brooks-Eckerd acquisition. I will then review the third quarter financial results and discuss guidance for fiscal 2007. Mary will then comment on several recent industry-related topics, and then we'll take questions.

Before we start, I would like to remind you that today's conference call includes certain forward-looking statements. These forward-looking statements are made in the context of certain risks and uncertainties that could cause actual results to differ. Also, we will be using a non-GAAP financial measure. The risks, uncertainties, and definition of the non-GAAP financial measure, along with a reconciliation to the GAAP measure are described in more detail in our SEC filings.

Finally, I remind everyone we are soliciting proxies in connection with the acquisition of the Brooks and Eckerd stores and we have filed a proxy statement with the SEC. You should reference the proxy statement for more information. With that in mind, let's get started. Mary?

Mary Sammons  - Rite Aid Corporation - President, CEO

Thanks, Kevin.

Good morning, everyone, and thank you for joining us today to discuss our third quarter of fiscal 2007. We're pleased with our results as our adjusted EBITDA improved nearly 14% year-over-year, and our strong pharmacy trends continued with solid gains in pharmacy same-store sales and prescription count growth. Our team also did a good job at controlling expenses. At the same time we continued to improve our existing business, we also made tremendous progress on our plans for the integration of the Brooks and Eckerd chains. We will continue to focus on building on our existing trends while at the same time effecting a smooth transition once the transaction closes. I will give you an update on the progress of the acquisition in a moment, but first let's talk about the quarter.

*  *  *

As for our new store growth program, you saw from our release that we opened 23 new and relocated stores this quarter. This was short of our third quarter goal, and as a result we now expect to open 110 new and relocated stores this fiscal year versus our original projection of 125. Delays in the title and permit process caused most of the shortfall. We expect the stores that flipped to open early in our next fiscal year. We remain very committed to our new and relocated store program, based on our new customer role design, and it will be exciting to also bring these new stores to the new markets we will be entering after the acquisition closes.

*  *  *

Now let's talk about the Brooks - Eckerd acquisition. As you know, we took two significant steps towards completing the transaction during the third quarter. First, we set January 18th as the date for our special stockholder meeting to vote on the acquisition. Our proxy was mailed to stock holders at the end of November, and the votes are starting to come in. We expect the acquisition to be approved because we believe stockholders understand that greater scale will make their company more competitive, better able to take advantage of the growth in the retail drugstore industry, and better able to withstand both industry and competitive challenges to our business.

Rite Aid and the Jean Coutu Group also filed with the FTC for Hart-Scott-Rodino regulatory review and received, as expected, a request for additional information. Both companies have begun responding to what's commonly called a "second request" and should complete all submissions next month. So far this process has gone smoothly, and we expect it to continue that way. As I said at the beginning of my remarks, we are well into the planning for the integration, including working through conversion plans and timetables and organizing our conversion team so we can begin immediately after the close.

Our plan is to begin by converting 23 pilot stores that represent a variety of Brooks and Eckerd store footprints within the first three months, which will give us the chance to test and perfect all phases of the conversion process. That includes training, systems, distribution, merchandising, and redecorating. Because we want to ensure that stores are converted with as little disruption as possible to both customers and associates, this pilot is a critical piece of our integration plan. We'll also begin integrating the Brooks and Eckerd distribution centers and expect to complete this in the first 90 days after close. This is important so the centers can support the planogram and merchandise mix changes for the acquired stores with all stores expected to be converted, as we said, twelve months after the close. I will give you more specifics on how the conversion will roll out on our next analyst call in April.

We are also in the process of putting our field management structure in place for the additional stores. We will add two separate operating divisions, each headed by a Senior Vice President of Operations with seven new regions, each headed by a regional Vice President and a regional Vice President of Pharmacy just like the field organizational structure that exists at Rite Aid today. This will allow us to focus on the unique needs of the acquired stores while maintaining continuity and focus on our current business. When the integration is completed, we will realign geographies to ensure a total integrated field approach among all of our stores.

As members of our management team meet with more Brooks and Eckerd associates, they continue to be impressed with their talent, dedication and professionalism, and we look forward to having them join the Rite Aid team. Because communication is so important during a transition like this, we continue to update associates on the integration planning and career opportunities with Rite Aid and are getting a very enthusiastic response.

Now I will turn it over to Kevin for more details on the quarter.

*  *  *

Operator

Operator, we'd now be happy to take questions.

*  *  *

Operator

Your next question comes from the line of Ed Kelly with Credit Suisse.

*  *  *

Ed Kelly  - Credit Suisse - Analyst

Just one last question for you, Mary. Eckerd's front end has been a pretty good-sized issue under Coutu, and it was already pretty bad when they acquired it, only 26% of the mix seems pretty low. Can you just walk us through maybe what some of the challenges have been, what your initiatives are to get front end productivity up, and how quickly do you think you can do that? It just seems like a huge opportunity when you run the numbers on that.

Mary Sammons  - Rite Aid Corporation - President, CEO

Well, when we built our models, we did not factor in any huge increases, but we obviously looked at their mix of sales compared to ours on the front, and clearly there is a big gap. We are about 35% more productive on the front end on an average store in the same areas that a Brooks Eckerd store is, so we believe that by getting in our planogram mix, by getting in our assortment, the businesses that we're in, being faster in introducing new items, more current on planogram changes, our seasonal program, and our event marketing and merchandising, kind of getting away from sort of a cherry picker promotional strategy that we will grow their productivity on the front, but that kind of initiative takes a little bit of time. You don't get it overnight because you have to get your customer really seeing what you're doing and responding to it.

Ed Kelly  - Credit Suisse - Analyst

Is there any reason those stores couldn't get close to your 35%?

Mary Sammons  - Rite Aid Corporation - President, CEO

No. Over time they should be able to achieve that same level of front end sales per store.

Kevin Twomey  - Rite Aid Corporation - CFO

Several of the things that Mary mentioned, Ed, are dependent upon the system conversion and people changing their work habits and things of that nature.

Ed Kelly  - Credit Suisse - Analyst

Improving service levels, all that stuff?

Mary Sammons  - Rite Aid Corporation - President, CEO

Right. It is the combination of all of it. That's why you want to give it time to really take hold.

*  *  *

Operator

Your next question comes from the line of John Heinbockel with Goldman Sachs.

*  *  *

John Heinbockel  - Goldman Sachs - Analyst

Finally, when you think about the remodel effort at the Eckerd stores, how is that going to play out in terms of prioritizing the actual remodels? Will there be more clustering of stores geographically or doing it by their performance levels - how will that shake out?

Mary Sammons  - Rite Aid Corporation - President, CEO

We have built a pretty detailed plan already as to how we would bring groups of stores on, and I mentioned the 23 pilot stores first so that we have first hand experience with each of the different kind of prototype versions of the store. And then we will begin working out around the distribution centers that have converted, so that will be sort of like the first condition, that the Brooks Eckerd distribution center that supports the group of stores will have to convert. And that's why getting all of the distribution centers converted in that first 90 days is important because then we can begin to spread the effort out around all the distribution centers so that we can better balance the workload for our supervisors out in the field. And that's important, too, because you don't want to totally disrupt a whole district at one time either.

Kevin Twomey  - Rite Aid Corporation - CFO

John, there is a difference between what we call installing the decor package and making it look and feel like a Rite Aid versus a remodel. The remodeling is going to be spread out over several years, but the first twelve months after close, we're going to install the decor package and the paint and powder and make it look and feel like a Rite Aid in all the stores.

John Heinbockel  - Goldman Sachs - Analyst

With the remodel, will you try to cluster into old Philadelphia stores or will it be spread out?

Mary Sammons  - Rite Aid Corporation - President, CEO

We have not built the plan for that beyond the first twelve months, John, but we will do that as we get through the process of understanding what consolidation we'll end up doing or what divestitures there will be, and then we will also plot in our plans for relocations as well as new stores in an area and build our remodel program around that.

*  *  *

Operator

Your next question comes from the line of Steve Chick with J.P. Morgan.

*  *  *

Steve Chick  - JP Morgan - Analyst

Second thing. Just with your cap-ex guidance, I think you shifted some new stores falling into next year, but your cap-ex guidance I think stays the same. Are you still going to spend the $450 to $500 million in anticipation of opening the stores up next year or is it just a timing thing?

Kevin Twomey  - Rite Aid Corporation - CFO

It is, Steve, and also there is some cap-ex in front of the acquisition in order for us to keep things going as smoothly as possible. We're going to be making some capital expenditures before closing.

*  *  *

Operator

Your next question comes from the line of Karen Miller with Bear Stearns.

*  *  *

Karen Miller  - Bear Stearns - Analyst

Kevin, maybe you could tell me this. Jean Coutu has requested a definitive resolution regarding the transfer of the 8.5% subordinated notes. Would this impede closing the transaction if the courts don't decide and you guys are ready to close and you receive all the other green lights from your shareholders as well as any antitrust issues?

Kevin Twomey  - Rite Aid Corporation - CFO

No, we're not going to let anything get in the way of closing the transaction as soon as we can.

Karen Miller  - Bear Stearns - Analyst

Okay. So you plan to proceed even if there hasn't been a judgment yet?

Kevin Twomey  - Rite Aid Corporation - CFO

We're requesting the expeditious treatment of this thing, and we're approaching it in a way so that all uncertainty is removed before we close, Karen.

Mary Sammons  - Rite Aid Corporation - President, CEO

We anticipate the suit and any appeal being resolved prior to closing.

Karen Miller  - Bear Stearns - Analyst

Okay. Great. Thanks. That's helpful.

*  *  *

Operator

Your final question comes from the line of Reid Kim with Merrill Lynch.

Reid Kim  - Merrill Lynch - Analyst

Thanks. Just on the timing of the transaction, once you get shareholder approval (assuming you get it), will you go out with your financing proposal pretty soon thereafter?

Kevin Twomey  - Rite Aid Corporation - CFO

Yes. Once we know the closing, about three weeks before the closing we'll be asking for credit ratings, and then probably as soon as they get out there, we'll hit the road which will be probably two weeks or so before the closing, and be raising the money.

Reid Kim  - Merrill Lynch - Analyst

If for any reason the court took its time to get back to Jean Coutu about the determination on the 8.5s, would you put things off a little bit to wait for that or would you just go ahead?

Kevin Twomey  - Rite Aid Corporation - CFO

We don't want to speculate about the court doing this or doing that. It is just going to proceed as it does.

Mary Sammons  - Rite Aid Corporation - President, CEO

We still anticipate that it is going to get resolved prior to closing.

*  *  *

Kevin Twomey  - Rite Aid Corporation - CFO

Happy holidays, everybody.  Thanks for the interest.

Mary Sammons  - Rite Aid Corporation - President, CEO

Thank you very much.

Operator

Thank you. This concludes today's Rite Aid third quarter results conference call. You may now disconnect.